UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SolarCity Corporation

(Name of Registrant as Specified In Its Charter)

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SOLARCITY CORPORATION

Additional Information Regarding Proposal Three
To Be Considered at the 2016 Annual Meeting of Stockholders
To be Held on Tuesday, June 7, 2016

May 4, 2016

The following information relates to the proxy statement (the “Proxy Statement”) of SolarCity Corporation (“SolarCity” or the “Company”), dated April 21, 2016, furnished to stockholders of SolarCity for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

This information is being provided following discussions with, and reflects input and comments from, counsel for the plaintiff in the action filed in the Delaware Court of Chancery.

This information is in addition to the information required to be provided to SolarCity’s stockholders under the applicable proxy disclosure rules as set forth in the Proxy Statement and is intended to assist you in your decision with respect to Proposal Three, as described in further detail below.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal Three:  Approval and Ratification of Our Non-Employee Director Compensation Program

The following paragraph supplements the information contained under the heading “Background of Director Compensation Program.”

Our board of directors adopted the Director Compensation Program following review by, and based upon the recommendation of, the compensation committee of our board of directors.  In making its recommendation to the board of directors, the compensation committee considered the importance to the Company of attracting and retaining qualified directors, the time and involvement expected from the directors, the directors’ knowledge of non-employee director compensation in the industry, the size of the Company and the Company’s financial position and prospects.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND RATIFICATION OF OUR NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM.

Your vote is extremely important to us.  The quickest way to vote is by telephone or internet. Thank you for your investment in SolarCity and for voting your shares.